SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Worldwide Income Fund Inc. was held on April 29, 2016, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees

No. of Shares
% of Shares
Present
Daniel P. Cronin


Affirmative
10,218,150.342
92.000%
Withhold
888,582.584
8.000%



Paolo M. Cucchi


Affirmative
10,204,969.342
91.881%
Withhold
901,763.584
8.119%



Riordan Roett


Affirmative
10,215,460.342
91.975%
Withhold
891,272.584
8.025%



Jane E. Trust
Affirmative

10,188,152.342

91.730%
Withhold
918,580.584
8.270%